Exhibit 10.1

Delta Entertainment Group, Inc.

6245 N. Powerline Road

# 105

Fort Lauderdale, FL 33309

561-245-7590

Mr. Vic Wexler

Principal

Grow Solutions, Inc.

Lexington Ave.

NY, NY

Date: May 12th 2014

Re: Letter of Intent

Dear Vic:

We are pleased to submit this letter of intent (“Letter of Intent”) reflecting the proposal of Delta Entertainment Group, Inc. (“DENG”) to enter into a tax-free stock exchange (the “Stock Exchange Agreement”) with the shareholders of Grow Solutions, Inc.  (“Grow”).

At closing;

1.

DENG shall issue 51,000,000 shares of DENG common stock at closing and DENG shall authorize the issuance of 700,293,957 DENG shares of common stock to be issued after closing subject to applicable laws and regulations to be exchanged for 100% of the outstanding shares of Grow Solutions, Inc. Upon complete issuance, the new shareholders shall own 753,023,380 out of  800,293,957 DENG issued shares ( 94.1% )

2.

Exclusivity. Until the earlier of the execution of the Stock Exchange Agreement or June 30th 2014, DENG will not, nor will it permit any of its officers, directors, employees, financial advisers, brokers, stockholders or any person acting on its behalf, to consider, solicit or negotiate, or cause to be considered, solicited or negotiated on DENG’s behalf, any other merger, acquisition, reorganization, share exchange, consolidation or other similar transaction involving DENG. In consideration for such exclusivity, upon acceptance of this Letter of Intent Grow shall pay or cause to be paid to DENG the sum of $25,000, the payment of which shall be a condition precedent to the effectiveness of this Letter of Intent. In the event the Stock Exchange Agreement is not executed by June 30th 2014, the $25,000 will be treated as a one year loan from Grow Solutions to DENG, with an annual interest rate of 8%. Said $ 25,000 shall be used to pay legal, accounting, auditing, transfer and related fees to prepare and file DENG 12-31-12 10K, 3-31-13 10Q, 6-30-13 10Q, 9-30-13 10Q and 12-31-13 10K

3.

Private Placement shall be closed with a minimum of $ 1,250,000 in capital. Shares for the Private placement subscribers shall be issued and/or exchanged from the 753,023,380 shares above. The proceeds shall be used as follows:

a.	Grow Solutions, Inc. $ 1,175,000 to be used for marijuana related products and services subject to applicable laws and regulations

b.

Spin-outs  $ 70 ,000 to Leonard Tucker as escrow agent or designee of Leonard Tucker to pay legal, accounting, auditing, transfer and related fees to prepare and file S-1 Registration statements per 3 (a) below subject to applicable laws and regulations

c.	Consulting Fee $ 5,000 to Peter Aiello and 2,250,980 DENG shares. Such shares are part of 5.9% that existing DENG shareholders will own in the combined entity as indicated above.

The Stock Exchange Agreement will encompass the following terms:

1.

Terms of the Stock Exchange Agreement.  The parties shall negotiate in good faith to reach agreement on a reasonably acceptable Stock Exchange Agreement, to be drafted by representatives of DENG containing customary covenants, representations, warranties, indemnities, non-compete provisions, non-solicitation provisions and other provisions, it being understood that from the date hereof and the closing of the Stock Exchange or termination of this letter of intent there shall be no more than 100,000,000 shares of DENG common stock authorized; 45,019,597 shares of DENG common stock or options or warrants to purchase shares of DENG common stock.

2.	Conditions to Closing Among other conditions to be set forth in the Stock Exchange Agreement, the closing of the Stock Exchange will be subject to the following conditions:

(a)	The Parties shall be satisfied in its sole discretion with the results of its due diligence inquiries with respect to the other party.

(b)	DENG shall have no assets other than Subsidiaries PearlBrite Concepts, Inc., Captivating Cosmetics Corp. and Oomph Energy Corp.

(c)

DENG shall have no liabilities. In addition DENG represents there are no options, warrants and stock authorized but not issued currently other than 45,019,597 shares currently issued or reserved for issuance. In the event there are such stock will be part of DENG’s 5.9% ownership of the combined entity as indicated above.

(d)	Each Party shall provide the other Party with a current Financial Statement in accordance with US generally accepted accounting principles 3 business days prior to closing

(e)	2 Designees of Grow shall be appointed to DENG’s Board of Directors at closing to replace Leonard Tucker and Anthony Joffe

(f)

At closing, DENG’s Board of Directors shall execute written consent to spin-out DENG’s shares of common stock in PearlBrite Concepts, Inc. and Captivating Cosmetics Corp. on a tax-free basis after closing to pre-closing shareholders.

3.	Post-Closing

(a)

DENG shall spin-out DENG’s shares of common stock in PearlBrite Concepts, Inc. and Captivating Cosmetics Corp. on a tax-free basis to pre-closing shareholders pursuant to Form S-1 Registration Statement. All costs associated with the spin-out will be paid out of the $70,000 paid to Leonard Tucker trustee as indicated above.

(b)	DENG shall file the appropriate SEC information statement (14c or 14f) to issue 700,293,957 DENG shares of common stock per above

4.	Expenses Each party shall be responsible for its own expenses relating to this stock Exchange transaction.

5.

Access.  Each party shall be provided with access to each other’s books, records, financial statements, shareholder lists and other information as may reasonably be necessary to complete due diligence by June 16th 2014. (The “Due Diligence Review Period”). Said due-diligence materials check list shall be submitted to each party within 7 business days of execution of this letter.

6.	Closing; The closing of the stock Exchange shall occur on June 30th 2014, as more specifically described in the Stock Exchange Agreement.

7.

Governing Law.  This Letter of Intent shall be interpreted, construed and enforced in accordance with the laws of the State of Florida, without giving effect to its rule or principles governing conflicts of laws that would compel the application of the substantive law of any other jurisdiction and each party agrees to the exclusive jurisdiction of the courts of Florida (federal or state) for the resolution of all controversies and disputes hereunder or relating hereto.

8.	Termination. This Letter of Intent shall terminate (other than Paragraph 4 which shall survive termination):

a.	Upon mutual written consent of the parties;

b.	Upon execution by the parties of the Stock Exchange Agreement;

c.

Upon written notice by either party that the due diligence is not satisfactory provided, however, that the termination of the non-binding provisions shall not affect the liability of any party for breach of any of the binding provisions prior to the termination.

Upon termination, the parties shall have no further obligations hereunder, except as indicated above.

If the above meets with your approval in principle, please so indicate by returning to us one fully executed copy of this Letter of Intent.  This Letter of Intent shall be null and void if it is not executed and received by the parties on or before May 15th 2014, at 5:00 p.m. Eastern Standard Time.

Very truly yours,

Delta Entertainment Group, Inc.

By: /s/ Leonard Tucker

Leonard Tucker, President

Accepted and Agreed:

Grow Solutions, Inc.

By: /s/ Vic Wexler

Vic Wexler, Principal